Regency Energy Partners To Host 2010 Investor Day Meeting On
March 30 in Dallas

DALLAS, March 26, 2010 – Regency Energy Partners LP (Nasdaq: RGNC) will host a meeting for analysts and investors on Tuesday, March 30, 2010, at 1:30 p.m. Central Time in Dallas to provide a detailed presentation on the company.

The presentation will include 2009 highlights, an overview of each business segment and Regency’s 2010 growth strategy.  Attendees will have the opportunity to participate in a question and answer session with Regency’s executive management team.

For those unable to attend, Regency will host a live webcast of the presentation from 1:30 to 5 p.m. Central Time.  The webcast is accessible at www.regencyenergy.com within the “Investor Relations” section.  Webcast participants should log in at least 15 minutes prior to the start of the meeting to download any necessary audio software.  A replay of the webcast will also be available on Regency’s Web site for 30 days.

In addition, the full Investor Day presentation can be downloaded on Regency’s Web site, beginning March 30.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at .

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Corporate Finance Support & Investor Relations
Regency Energy Partners
214-840-5477
IR@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com